Exhibit 14.1
July 17, 2007

STRASBAUGH

CODE OF ETHICS AND CORPORATE CONDUCT

Introduction

Strasbaugh is committed to conducting business ethically and according to the law. As a Strasbaugh employee, you are expected to conduct yourself in a similar manner. The purpose of this Code of Ethics and Corporate Conduct (the “Code”) is to provide a summary of our key policies and procedures. This Code is just one element of our overall effort to ensure lawful and ethical conduct on the part of Strasbaugh, our directors, officers, employees, contractors and consultants.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Strasbaugh employees” or simply “employees.” We also refer to our chief executive officer, our chief financial officer and our principal accounting officer as our “principal financial officers.”

We expect that anyone carrying out work for Strasbaugh will adhere to the same provisions of this Code while acting on our behalf. Therefore, temporary workers, independent contractors and consultants providing services for Strasbaugh will be provided with a copy of this Code and are required to abide by it. By doing this, we do not intend to change the nature of Strasbaugh’s engagement with, or the status of, these temporary workers, independent contractors or consultants, or to give them any additional authority to obligate or incur liability on behalf of Strasbaugh. Rather, we are simply stating our policy and requirement that those with whom Strasbaugh contracts to provide services adhere to the same high ethical and legal standards as those adhered to by Strasbaugh and its employees.

Compliance With Laws, Rules and Regulations

It is Strasbaugh’s policy to prevent the occurrence of unethical or unlawful behavior, to halt any such behavior that may occur as soon as reasonably possible after its discovery, and to discipline those who engage in such behavior as well as those individuals who allow such behavior by their subordinates to go undetected by failing to exercise appropriate supervision and oversight or failing to act on their knowledge thereof.

We have designated our Chief Financial Officer to be our Corporate Compliance Officer. The Corporate Compliance Officer has ultimate responsibility for overseeing compliance with all applicable laws, this Code and all related Strasbaugh policies and procedures. The Corporate Compliance Officer is also responsible for overseeing all internal auditing and monitoring programs related to our legal and regulatory obligations. Although the Corporate Compliance Officer may be a member of a specific group or department within Strasbaugh, his or her duties and reporting responsibilities as Corporate Compliance Officer will be entirely separate and distinct from his or her duties and reporting responsibilities as a member of that specific group/department. In the role of Corporate Compliance Officer, he or she will report directly to the Chairman of the Board of Directors (the “Board”) and Chief

Executive Officer, as well as to the Audit Committee and to the Nominating and Corporate Governance Committee of the Board. You can reach the Corporate Compliance Officer using any of the following four methods:

•	E-mail: rnance@strasbaugh.com

•	Phone: (805) 782-5372

•	U.S. mail or other delivery:825 Buckley Road

San Luis Obispo, CA 93401

How to Seek Help and Get Information

This Code is only a summary of certain key Strasbaugh policies and procedures, and is not intended to be a comprehensive rulebook or to address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

•	Is it honest and fair?

•	Is it in the best interests of Strasbaugh?

•	Is it legal?

•	Does this make me feel good about myself and Strasbaugh?

•	Would I feel comfortable if an account of these actions were published with my name on the front page of my local newspaper?

If your answer to any one of these questions is “no”, don’t do it. If you aren’t sure about the answers to these questions, or have any doubts about whether the proposed decision is consistent with Strasbaugh’s ethical standards, seek help. We encourage you to contact your supervisor for help. If your supervisor cannot answer your question or if you are not comfortable discussing the question with your supervisor, or with your supervisor’s answer, contact the Corporate Compliance Officer.

Additionally, all supervisory and management personnel have an “open door policy” that permits any employee to directly present any concerns, problems or complaints and to ask any questions that he or she may have. Accordingly, if you have any questions, you should not hesitate to contact a Strasbaugh officer, the Corporate Compliance Officer, the Chairman of the Board or the Chairman of one of the Board’s Committees.

How to Report Suspected Wrongful Conduct

We are committed to detecting and putting a stop to any violations of law, regulations or policy. However, it is impossible for Strasbaugh to detect all misconduct that may occur. As a result, we strongly encourage anyone with knowledge of suspected wrongdoing to immediately report the wrongdoing. You should consider reporting a known or suspected violation of this Code by others not as an act of disloyalty, but rather as an action to safeguard the reputation and integrity of Strasbaugh and our employees. If you wish to report an issue related to our accounting, internal controls or auditing policies or practices, please contact the Chairman of our Audit Committee, Gary Meek, directly, using any of the following three methods:

•	E-mail:

•	Phone:

•	U.S. Mail:

For all other matters, if you know of or suspect a violation of this Code, you should report the conduct to your supervisor. Your supervisor will contact the Corporate Compliance Officer, who will work with you and your supervisor to investigate your concern. If you are not comfortable reporting the conduct to your supervisor or you do not get a satisfactory response in a timely manner, you should contact the Corporate Compliance Officer personally.

Retaliation

Strasbaugh strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or the law. Anyone who retaliates against an employee who in good faith reported misconduct or sought help will be subject to discipline, including possible termination of employment.

Waivers of this Code

It is not anticipated that there will be waivers of this Code. Any waivers must be made in writing, and only our Chief Executive Officer and Chief Financial Officer, acting together, may make waivers of this Code for employees. Any waiver of this Code for our directors and executive officers, including our principal financial officers, may be made only by our Board or the appropriate committee of our Board and will be disclosed to the public as required by law or stock exchange regulation.

Conflicts of Interest

A conflict of interest may occur when an employee’s private interest interferes, or appears to interfere, with the interests of Strasbaugh. Such a conflict results in divided loyalties, and when loyalties are divided, it is hard to be objective about a decision. You should avoid any private interest that influences your ability to act in the best interests of Strasbaugh, makes it difficult to perform your work objectively and effectively, or gives the appearance that you have a conflict. The following are situations that could lead to possible conflicts of interest: ·

•	Outside Employment;

•	Service on Boards and Committees;

•	Receipt of Improper Personal Benefits;

•	Investments in Public and Private Companies; and

•	Inventions, Public Speaking, Books and Publications.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management including the Corporate Compliance Officer.

Corporate Opportunities

As an employee of Strasbaugh, you have the obligation to advance our interests when an opportunity to do so arises. If, through the use of corporate property, information or because of your position with Strasbaugh, you discover or are presented with a business opportunity that is related to our businesses, you should first present the business opportunity to Strasbaugh before pursuing the opportunity yourself. No employee may use corporate property, information or his or her position with Strasbaugh for personal gain.

You should disclose to your supervisor the terms and conditions of each potential business opportunity that you wish to pursue. Your supervisor is required to contact the Corporate Compliance Officer and the appropriate management personnel to determine (i) whether the situation is a corporate opportunity and (ii) whether Strasbaugh wishes to pursue the corporate opportunity. If Strasbaugh determines that it is a corporate opportunity and decides to waive its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed, provided that your conduct is consistent with the other ethical guidelines set forth in this Code and does not put you in a position of conflict. Waivers of corporate opportunities may only be given in writing as described in “Waivers of this Code” above.

Giving or Accepting Business Courtesies

The giving and receiving of business courtesies (gifts and entertainment) is a common business practice. Appropriate business gifts and entertainment are designed to build relationships and understanding among business associates. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions. It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. Additionally, all gifts and entertainment expenses should be properly accounted for on expense reports.

Protection and Use of Company Assets and Resources

Employees should protect Strasbaugh’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on our profitability. The use of our funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of our assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Strasbaugh property.

•	Promptly report the actual or suspected theft, damage or misuse of Strasbaugh property to a supervisor.

•
Use Strasbaugh’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes and in a manner that does not reflect negatively on Strasbaugh or its customers (see “Information and Technology Resources” immediately below for additional guidelines in this area).

•
Safeguard all electronic programs, data, communications and written materials from inadvertent access by others. Without obtaining permission from a supervisor, employees should never download and save Strasbaugh documents or information onto their personal computers or storage systems or to the computer or storage system of any third party.

•	Use Strasbaugh property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Information and Technology Resources

Strasbaugh’s information and technology resources (e.g., e-mail, computers, computer applications, networks, Internet, Intranet, facsimile, PDAs, cell phones and other wireless communications devices, telephone, paging and voice mail systems) are the property of Strasbaugh and are provided to our employees for Strasbaugh business use. Any use of Strasbaugh’s telephone system or other electronic communication services or resources for personal or non-company business must be occasional and kept to a minimum. Strasbaugh’s telephone system and other electronic communication services or resources may not be used for inappropriate purposes such as hacking, pirating software, disclosing confidential information of Strasbaugh or third parties, sending inappropriate e-mail, accessing inappropriate Web sites (such as those advocating hate or violence, containing sexually explicit material, or promoting illegal activities), or in any way that violates the letter or spirit of Strasbaugh policies or reflects negatively on Strasbaugh.

You should remember that all information, data, messages, attachments, and other information created, communicated or stored using Strasbaugh’s information and technology resources are the property of Strasbaugh. We reserve the right, for any purpose, without notice and in our sole discretion, to access, inspect, review, store, delete, copy and/or monitor any information, data, messages, attachments or other information communicated or stored through the use of our information and technology resources, including business or personal e-mails or other electronic messages. In addition, we reserve the right, for any purpose, without notice, and in our sole discretion, to disclose any such information to law enforcement or other third parties, or to otherwise give access to such information. As a result, you should not expect that any information, data, message, file, document or other information that you create, send, receive, or store using our information and technology resources, whether for business or personal use, will be private.

Your use of Strasbaugh’s phone, fax numbers and e-mail while an employee is conditioned upon your agreement to adhere to these rules, even after your employment with Strasbaugh may have ended. These systems are for our business use and are not to be used by employees or others for personal matters or for non-Strasbaugh business (other than incidental use while a Strasbaugh employee).

Additionally, unauthorized duplication of copyrighted computer software violates the law and is contrary to our standards of conduct.

Corporate Travel Policy

We recognize that, for many employees, travel expenses are incurred to further Strasbaugh business objectives. Our policy regarding travel related expenses is to reimburse employees for incurred expenses that are deemed to be reasonable, ordinary and necessary business-related costs. For further information on Strasbaugh’s travel policies, see STOBS Travel and Expense Reimbursement Policy.

Confidential Information

Strasbaugh has and will continue to develop, compile and own certain confidential information (including trade secret information) that has great value in its business. It is essential that you (i) protect Strasbaugh’s confidential information and use it only for appropriate, authorized purposes, (ii) do not disclose confidential information to any person who is not an employee of Strasbaugh unless you are authorized to do so, and (iii) do not allow others to misappropriate Strasbaugh’s confidential information. For more information on a description of what constitutes “confidential information” and Strasbaugh’s policies regarding use and disclosure of confidential information please see our “Policy on Insider Trading.” Please also refer to the [Confidentiality and Invention Assignment Agreement] or similar agreement between you and Strasbaugh. Additionally, Strasbaugh employees must protect information of those with whom it has business relationships that is sensitive, private or confidential, just as carefully as our own.

An employee’s obligations to protect the confidential information described above continue after he or she leaves Strasbaugh.

Political Contributions and Activities

Strasbaugh assets — including employees’ work time, use of Strasbaugh premises, use of Strasbaugh equipment or the Strasbaugh name, and of course funds and other physical assets — may not be used for or contributed to any political candidate, political action committee, party or ballot measure without the prior written permission of the Corporate Compliance Officer. Strasbaugh employees may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of financial reports and other disclosures to the public and are the source of essential data that guides our business decision-making and strategic planning. Our records include sales and booking information, payroll, timecards, employee records, travel and expense reports,

e-mails, accounting and financial data, measurement, test, production and performance records, electronic data files and all other records maintained in the ordinary course of our business. All Strasbaugh records must be complete, accurate and reliable in all material respects. There is never a valid reason to make false or misleading reports or entries, and we will not condone or authorize such reports or entries. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor or the Corporate Compliance Officer if you have any questions.

Accuracy of Financial Reports and Other Public Communications

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the prompt disclosure of accurate and complete information regarding Strasbaugh’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Strasbaugh and result in legal liability.

Employees and others who have complaints or concerns about accounting, internal control, auditing matters, or deceptive financial practices should follow the policies and procedures below detailed under “Complaint and Investigation Procedures for Accounting, Internal Control, Fraud or Auditing Matters.” Examples of things that should be reported include:

•	Financial results that seem inconsistent with the performance of underlying business transactions;

•	Inaccurate Strasbaugh records, such as overstated expense reports, or erroneous time sheets or invoices;

•	Transactions that do not seem to have a good business purpose; and

•	Requests to circumvent ordinary review and approval procedures.

Our principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that our financial and accounting practices support financial disclosures that are complete, fair, accurate, timely and understandable. These employees must understand and comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Competition and Fair Dealing

We compete vigorously, but fairly. All employees are obligated to deal fairly with fellow employees and with our customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, abuse of privileged information, misrepresentation or any other unfair dealing practice.

Relationships with Suppliers

Strasbaugh deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation. Purchase agreements should be documented and clearly identify the services or products to be provided, the basis for earning and timing of payment, and the applicable rate or fee. The amount of payment must be commensurate with the services or products provided. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise his or her objective assessment of the supplier’s products and prices. Please see “Conflicts of Interest” above for additional guidelines.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. Strasbaugh is committed to dealing with customers fairly, honestly and with integrity. You should keep the following specific guidelines in mind when dealing with customers: (i) information we supply to customers should be current, accurate and truthful to the best of our knowledge; (ii) employees should not deliberately misrepresent information to customers; (iii) employees should not refuse to sell, service or maintain products Strasbaugh has produced simply because a customer is buying products from another supplier; and (iv) customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. See “Conflicts of Interest” above for additional guidelines. Any promises or arrangements regarding discounts, credits, rebates and other price adjustments must be promptly communicated to Strasbaugh sales and finance management personnel.

Relationships with Competitors

Strasbaugh is committed to free and open competition in the marketplace. Employees should avoid actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal, and state antitrust laws. No employee should obtain or give competitive information by unethical, unlawful or illegal means. Employees must refrain from using any confidential information belonging to any former employers, and such information must never be brought to Strasbaugh or provided to other Strasbaugh employees.

Further, it is improper to make false or deceptive statements concerning a competitor company. If you are in a position to speak on behalf of Strasbaugh, you must ensure that your statements are based upon current, accurate data, and you should refrain from commenting on another company’s business reputation or financial or legal situation.

Compliance with Antitrust Laws

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which Strasbaugh conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of some of the actions that are violations of U.S. antitrust laws:

•	Price Fixing. Strasbaugh may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. Strasbaugh may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. Strasbaugh may not agree with its competitors to divide or allocate markets, territories or customers.

•
Boycott. Strasbaugh may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, Strasbaugh may not prevent a customer from purchasing or using non-Company products or services.

•
Tying. Strasbaugh may not, through the exercise of market power, require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase. Because the risks of such a requirement are substantial, and because the circumstances where such a requirement might be illegal are often difficult to distinguish, it is your responsibility to contact the Corporate Compliance Officer promptly for assistance, review and approval before entering into any such agreement.

Seeking Help

Other practices that restrict competition may also violate the antitrust laws. Violations of antitrust laws carry severe consequences and may expose Strasbaugh and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Corporate Compliance Officer promptly for assistance, review and approval.

Environment, Health and Safety

Strasbaugh is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Our employees must comply with all applicable environmental, health and safety laws, regulations and Strasbaugh standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job and those which you supervise. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and Strasbaugh, as well as disciplinary action by Strasbaugh, up to and including termination of employment. You should contact your supervisor or the Corporate Compliance Officer if you have any questions about the laws, regulations and policies that apply to you and those whom you supervise.

Environment

Strasbaugh employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

Health and Safety

Strasbaugh is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you or anyone else, please report these concerns immediately to your supervisor or the Human Resources Department.

Employment Practices

Strasbaugh pursues fair employment practices in every aspect of its business. The following is intended to be a summary of some of our most important employment policies and procedures, other than our general policy of at-will employment which is also summarized below. Strasbaugh employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job and those which you supervise. Failure to comply with labor and employment laws can result in civil and criminal liability against you and Strasbaugh, as well as disciplinary action by Strasbaugh, up to and including termination of employment. Labor and employment laws and standards may vary substantially between jurisdictions. You should contact your supervisor, the Corporate Compliance Officer or the head of the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you and those whom you supervise.

Equal Employment Opportunity and Harassment Policies

Both as a matter of law and common decency, each employee of Strasbaugh is entitled to pursue his or her employment free of unlawful discrimination and harassment based on sex, race, color, national origin, ancestry, citizenship, sexual orientation, religion, age, physical or mental disability, medical condition or marital status. Accordingly, unlawful discrimination and harassment of any employee, by a co-worker or by a member of management, will not be tolerated.

Alcohol and Drugs

Strasbaugh is committed to maintaining a drug-free work place. All Strasbaugh employees must strictly comply with Strasbaugh policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on Strasbaugh’s premises, except at specified Strasbaugh-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on Strasbaugh’s premises. Likewise, you are prohibited from reporting for work, or driving a Strasbaugh vehicle or any vehicle on Strasbaugh business, while under the influence of alcohol or any illegal drug or controlled substance. Under the influence for this purpose is defined to include having alcohol in one’s system above the limit permitted to drive a passenger vehicle in the applicable jurisdiction or having illegal drugs or other controlled substances detected in one’s system through a drug test. Employees who are suspected of being under the influence may be requested to take a drug or alcohol test at Strasbaugh’s expense.

Violence Prevention and Weapons

The safety and security of Strasbaugh employees is vitally important. Strasbaugh will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on Strasbaugh’s properties or affects Strasbaugh’s business must immediately report the situation to their supervisor, the Corporate Compliance Officer or the Human Resources Department.

Strasbaugh does not permit any individual to have weapons of any kind in Strasbaugh property or vehicles, while on the job or off-site while on Strasbaugh business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Strasbaugh management to carry weapons.

Compliance with Other Laws and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Strasbaugh’s ethical standards are based. Each employee has an obligation to comply with federal and national laws and the laws of the states, provinces, counties and local jurisdictions in which Strasbaugh operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to Strasbaugh or its employees or representatives. This includes, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, unlawful employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor or the Corporate Compliance Officer.

Compliance with Insider Trading Laws

With certain limited exceptions, it is illegal to purchase or sell Strasbaugh’s securities when you are in possession of inside information. It is also illegal to disclose or “tip” inside information to others who then trade on the basis of such inside information. In other words, if you disclose inside information to another person (called a “tippee”) who then purchases or sells securities of Strasbaugh or who in turn discloses such information to a third party who then purchases or sells our securities, you may be liable for the same civil penalties as if you had engaged in the transaction directly, even if you do not trade or benefit from trading by others on the basis of your tip. For a description of what constitutes “inside information,” the risks and penalties associated with insider trading, and Strasbaugh’s policies regarding insider trading, see our “Policy on Insider Trading” for more information.

Public Communications and Regulation FD

Strasbaugh places a high value on its credibility and reputation. What is written or said about Strasbaugh in the news media and investment community directly impacts our reputation. In connection with its public communications, Strasbaugh is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about Strasbaugh to securities market professionals or any shareholder (where it is reasonably foreseeable that shareholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors.

Strasbaugh employees who receive inquiries about Strasbaugh or its securities from securities analysts, reporters, investors, potential investors or others should decline to comment. Employees should direct all inquiries from securities analysts, investors, potential investors or the media to the Chief Financial Officer.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits Strasbaugh and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to a foreign official. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by Strasbaugh, up to and including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Corporate Compliance Officer and must be clearly and accurately reported as a business expense.

Enforcement of this Code

It is our policy that any employee who violates this Code will be subject to appropriate discipline, which may include a variety of potential sanctions, including termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating any part of this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. We expect all employees to cooperate in internal investigations of misconduct and unethical behavior. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. Strasbaugh may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of Strasbaugh, if it does not comply with the law and with this Code, can result in serious consequences for both you and Strasbaugh.

Conclusion

This Code of Ethics and Corporate Conduct contains general guidelines for conducting the business of Strasbaugh consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Corporate Compliance Officer. We expect all Strasbaugh employees, regardless of their level or location, to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you are asked to engage in suspect conduct by your supervisor or someone in higher management, it is your duty and responsibility to contact senior management or the Corporate Compliance Officer. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct may subject you to disciplinary action, including possible termination of employment and/or criminal prosecution.

Note: This Code and the matters contained herein do not provide a guarantee of continuing Strasbaugh policy or alter Strasbaugh’s general policy whereby employment is at will and under which either Strasbaugh or the employee may terminate the employee’s employment at any time, with or without notice. We reserve the right to amend or supplement this Code and the matters addressed herein, without prior notice, at any time.